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                                                           EXHIBIT 4(e)


                                  March 24, 1994




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:   Texas Utilities Company
      1993 Annual Report on Form 10-K

Gentlemen:

      Pursuant to the exemption afforded by item 601(b)(4)(iii)(A) of Regulation S-K, Texas Utilities Company (Company) is not filing as exhibits to its Annual Report on Form 10-K for 1993 instruments with respect to certain long-term debt of the Company and/or its subsidiaries. These instruments include (i) agreements with respect to pollution control revenue bonds and (ii) agreements with respect to senior notes. Reference is made to Note 6 to Financial Statements (Item 8 of the Company's Annual Report on Form 10-K for
1993).

      Each item of long-term debt referenced above does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.

      The company agrees to furnish a copy of the above instruments to the Securities and Exchange Commision upon request.


                                  Sincerely,



                                  /s/ H. JARRELL GIBBS
                                  H. Jarrell Gibbs